Exhibit 99.1

NEWMARKET CORPORATION REPORTS FIRST QUARTER RESULTS

•	Recurring First Quarter Income Up 41 Percent

•	$6.8 Million of Common Stock Repurchased Without Additional Borrowing

Richmond, VA, April 23, 2008 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the company’s operations for the first quarter 2008.

Income from continuing operations for the first quarter 2008 was $19.8 million, an increase of 41 percent over earnings on the same basis for the first quarter of 2007 of $14 million. Our earnings per share from continuing operations for the first quarter 2008, which includes the benefit of our share buyback activities, was $1.27, an increase of 59 percent over earnings per share on the same basis for the first quarter of 2007 of $0.80. While there was no income from discontinued operations in the first quarter of 2008, first quarter 2007 included income from discontinued operations of $2.2 million resulting in net income of $16.2 million, or $0.93 per share. The increase in first quarter 2008 results reflects the continuing strong performance of the petroleum additives business.

Petroleum additives sales in the first quarter 2008 grew to $380.6 million, an increase of 24 percent over sales for the first quarter of last year of $306.9 million. The growth in sales included the benefit of higher shipments in both the lubricant and fuels operations, favorable currency impacts and somewhat higher selling prices. Operating profit for petroleum additives for the first quarter of 2008 improved to $37.7 million, an increase of 30 percent over operating profit of $29 million in the first quarter of 2007. The improved results come from several of our product lines, favorable currency impacts, and also include the benefit of a $3.2 million gain on a legal settlement in the first quarter of this year. Excluding the benefit of this settlement gain, petroleum additives operating profit was up 19 percent. The continued improvement in petroleum additives reflects our success in delivering cost-effective products and services that support our customers’ needs. We continue to experience upward pricing pressure on several of our key raw materials and are pursuing pricing actions in the marketplace to recover these costs.

During the first quarter of 2008, the company purchased 124,855 shares of our common stock for $6.8 million, at an average price of $54.55 per share.

At the end of the first quarter of 2008, our cash position was $48 million, a decrease of $23.8 million from the year-end 2007 balance of $71.8 million. The major use of cash was a significant increase in working capital of approximately $39 million. Both inventory and receivable amounts have increased in line with the growth of the petroleum additives operations. They also have increased due to rising raw material costs and our raising prices to recover those costs. Cash outflows in the first quarter are normally high due to the required payments under certain of our supply agreements, timing of insurance premiums and payment of management incentives. The reduction in cash also included the $6.8 million repurchase of stock.

We are very pleased with the strong start made in the first quarter of 2008. Our petroleum additives business continues to deliver improved results by delivering products that bring value to our customers. Our financial position continues to grow stronger enhancing our capabilities for future growth and improving shareholder value.

Sincerely,

Thomas E. Gottwald

As a reminder, a conference call and Internet web cast is scheduled for 10 a.m. EDT on Friday, April 25, 2008, to review first quarter 2008 financial results. You can access the conference call live by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 2, 2008 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 281601. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost and our ability to increase prices; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; our ability to complete construction of the office building for MeadWestvaco within budget and in a timely manner; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2007 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended March 31
	2008	2007
Net sales:
Petroleum additives	$380.6	$306.9
All other (a)	1.7	2.9

Total	$382.3	$309.8

Segment operating profit:
Petroleum additives (b)	37.7	29.0
All other (a)	(1.4)	(1.2)

Segment operating profit	36.3	27.8
Corporate unallocated expense	(3.9)	(3.9)
Interest expense	(3.0)	(3.0)
Other income, net	0.6	0.4

Income from continuing operations before income taxes	$30.0	$21.3

Net income:
Income from continuing operations	$19.8	$14.0
Discontinued operations (c)	—	2.2

Net income	$19.8	$16.2

Basic earnings per share:
Income from continuing operations	$1.28	$0.81
Discontinued operations (c)	—	0.13

Basic earnings per share	$1.28	$0.94

Diluted earnings per share:
Income from continuing operations	$1.27	$0.80
Discontinued operations (c)	—	0.13

Diluted earnings per share	$1.27	$0.93

Notes to Segment Results and Other Financial Information

(a)	During the second quarter 2007 and after the settlement of the Arbitration Actions with Innospec Inc. (Arbitration Actions) and the resulting termination of the tetraethyl lead (TEL) marketing agreements with Innospec Inc. (see note c), we determined the continuing operations of our TEL business no longer represented a significant segment. As a result, we have reclassified the continuing results of our TEL business in the “All other” caption above. Also included in the “All other” caption is certain contract manufacturing of Ethyl Corporation and the real estate development activities.
(b)	Petroleum additives segment operating profit in 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(c)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The 2007 amount represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended March 31
	2008	2007
Net sales	$382,350	$309,796
Cost of goods sold (a)	300,747	240,367

Gross profit	81,603	69,429
Selling, general, and administrative expenses	28,773	26,755
Research, development, and testing expenses	20,229	18,811

Operating profit	32,601	23,863
Interest and financing expenses	3,015	2,962
Other income, net	379	390

Income from continuing operations before income taxes	29,965	21,291
Income tax expense	10,193	7,266

Income from continuing operations	19,772	14,025
Discontinued operations (b):
Income from operations of discontinued business (net of tax)	—	2,217

Net income	$19,772	$16,242

Basic earnings per share
Income from continuing operations	$1.28	$0.81
Discontinued operations (b)	—	0.13

	$1.28	$0.94

Diluted earnings per share
Income from continuing operations	$1.27	$0.80
Discontinued operations (b)	—	0.13

	$1.27	$0.93

Shares used to compute basic earnings per share	15,459	17,294

Shares used to compute diluted earnings per share	15,558	17,412

Cash dividends declared per share	$0.20	$0.125

Notes to Consolidated Statements of Income

(a)	Cost of goods sold in 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.
(b)	Discontinued operations reflect the termination of the TEL marketing agreements with Innospec Inc. effective April 1, 2007. The income from operations for the 2007 period represents the after tax earnings of the discontinued operations. Income from operations before tax amounted to $3.5 million for the three months 2007.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31 2008	December 31 2007
ASSETS
Current assets:
Cash and cash equivalents	$48,030	$71,872
Restricted cash	190	190
Trade and other accounts receivable, less allowance for doubtful accounts ($1,059 - 2008; $1,059 - 2007)	236,107	207,190
Inventories	206,282	193,694
Deferred income taxes	14,871	18,727
Prepaid expenses	6,500	3,368

Total current assets	511,980	495,041

Property, plant and equipment, at cost	804,479	789,634
Less accumulated depreciation and amortization	609,143	606,072

Net property, plant and equipment	195,336	183,562

Prepaid pension cost	3,737	2,616
Deferred income taxes	23,937	21,396
Other assets and deferred charges	21,507	22,764
Intangibles, net of amortization	44,017	45,555

Total assets	$800,514	$770,934

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$118,608	$104,636
Accrued expenses	48,494	57,043
Dividends payable	2,802	3,154
Book overdraft	4,336	6,249
Long-term debt, current portion	747	736
Income taxes payable	8,689	5,843

Total current liabilities	183,676	177,661

Long-term debt	162,216	157,061
Other noncurrent liabilities	123,627	119,205
Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,482,370 in 2008 and 15,566,225 in 2007	864	5,235
Accumulated other comprehensive loss	(31,101)	(34,360)
Retained earnings	361,232	346,132

	330,995	317,007

Total liabilities and shareholders’ equity	$800,514	$770,934